As filed with the Securities and Exchange Commission on May 16, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORPORATE OFFICE PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	23-2947217 (I.R.S. Employer Identification No.)

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

(Address of Principal Executive Offices, including Zip Code)

Corporate Office Properties Trust

2017 Omnibus Equity and Incentive Plan

(Full Title of the Plan)

Stephen E. Budorick

President and Chief Executive Officer

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

(443) 285-5400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	David L. Finch, Esquire Vice President & General Counsel Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046 (443) 285-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Registration Fee (2)
Common Shares of Beneficial Interest, $0.01 par value	3,400,000	$32.69(2)	$111,146,000	$12,881.83

(1)         This Registration Statement covers shares of Corporate Office Properties Trust’s common shares of beneficial interest, $0.01 par value (the “Common Shares”), which may be offered or sold pursuant to the Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)         The maximum offering price has been estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of the Common Shares, as reported on the New York Stock Exchange, on May 11, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed by Corporate Office Properties Trust (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference:

1.             The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

2.             The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017;

3.             The Registrant’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the SEC on March 27, 2017; and

4.             The Registrant’s Registration Statement on Form 8-A relating to the registration of its Common Shares, filed with the SEC on April 7, 1998.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.           Description of Securities.

Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.           Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

The Declaration of Trust authorizes COPT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of COPT and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of COPT. The Declaration of Trust and the Bylaws also permit COPT to provide indemnification to any person who served a predecessor of COPT in any of the capacities described above and to any employee or agent of COPT or a predecessor of COPT. The Bylaws require COPT to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the Maryland General Corporation Law (“MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify in a proceeding by or in the right of the corporation in which the director was adjudged to be liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to indemnify or advance reasonable expenses to a director or officer in a proceeding by that director or officer against the corporation only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification or advancement. In addition, reasonable expenses may be advanced upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

Item 7.           Exemption from Registration Claimed.

Not Applicable

Item 8.           Exhibits.

The following Exhibits are filed as part of this Registration Statement:

5.1                               Opinion of Saul Ewing LLP

23.1                        Consent of PricewaterhouseCoopers LLP

23.2                        Consent of Saul Ewing LLP (included in Exhibit 5.1)

24.1                        Power of Attorney (included in signature page)

99.1                        Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan (filed as Annex B to the Registrant’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the SEC on March 27, 2017, and incorporated by reference to herein)

Item 9.           Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not  apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 16th day of May, 2017.

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Budorick
Stephen E. Budorick
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Stephen E. Budorick, President and Chief Executive Officer of the Registrant, and Anthony Mifsud, Executive Vice President and Chief Financial Officer of the Registrant, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas F. Brady	Chairman of the Board of Trustees	May 16, 2017
Thomas F. Brady

/s/ Stephen E. Budorick	President, Chief Executive Officer and Trustee	May 16, 2017
Stephen E. Budorick

Signature	Title	Date

/s/ Anthony Mifsud	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2017
Anthony Mifsud

/s/ Gregory J. Thor	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 16, 2017
Gregory J. Thor

/s/ Robert L. Denton	Trustee	May 16, 2017
Robert L. Denton

/s/ Philip L. Hawkins	Trustee	May 16, 2017
Philip L. Hawkins

/s/ Elizabeth A. Hight	Trustee	May 16, 2017
Elizabeth A. Hight

/s/ David M. Jacobstein	Trustee	May 16, 2017
David M. Jacobstein

/s/ Steven D. Kesler	Trustee	May 16, 2017
Steven D. Kesler

/s/ C. Taylor Pickett	Trustee	May 16, 2017
C. Taylor Pickett

/s/ Richard Szafranski	Trustee	May 16, 2017
Richard Szafranski

CORPORATE OFFICE PROPERTIES TRUST

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Saul Ewing LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)
99.1

Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan (filed as Annex B to the Registrant’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the SEC on March 27, 2017, and incorporated by reference to herein)